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                                   EXHIBIT 4.5

                                    ADDENDUM
                                       TO
                          ALYDAAR SOFTWARE CORPORATION
                            OMNIBUS STOCK OPTION PLAN

         THIS ADDENDUM is effective as of the 22nd day of May, 1998 to the ALYDAAR SOFTWARE CORPORATION OMNIBUS STOCK PLAN ("Plan") pursuant to approval by the shareholders of Alydaar Software Corporation, as recorded in the minutes of the 1998 Alydaar Software Corporation Annual Shareholder Meeting, dated May 22, 1998. The provisions of this Addendum are hereby made a part of the Plan. Should a conflict exist among the provisions of the Plan, the Exhibits thereto and this Addendum, the provision of this Addendum shall control. Any terms in capital letters not defined in this Addendum shall have the meaning set forth in the Plan.

1. Article V, Section 5.1 (General) is amended so that the number of Shares for which Awards may be granted under the Plan is increased from two million (2,000,000) to three million (3,000,000).



By:    /s/ ROBERT F. GRUDER
   ------------------------
Print Name: Robert F. Gruder
Title: Chief Executive Officer, Alydaar Software Corporation